                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                                BIO-PLEXUS, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, without par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09057C106
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement [ ]. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09057C106                                                 Page 2 of 5

(1)      Names of Reporting Persons S.S. or I.R.S.
         Identification Nos. of Above Person

         Connecticut Innovations, Incorporated,
         a Connecticut corporation
         I.R.S. Identification No. 06-6000798
         ------------------------------------------

(2)      Check the Appropriate Box if a member of a Group (See Instructions)

         (a)    n/a
             -------------------------------------------------------------------
         (b)    n/a
             -------------------------------------------------------------------

(3)      SEC Use Only
                      ----------------------------------------------------------

(4)      Citizenship or Place of Organization   Connecticut
                                              ----------------------------------

Number of Shares                    (5)     Sole Voting Power       291,417
                                                                ----------------
Beneficially Owned                  (6)     Shared Voting Power        n/a
                                                                 ---------------
By Each Reporting                   (7)     Sole Dispositive Power  291,417
                                                                  --------------
Person With                         (8)     Shared Dispositive Power   n/a
                                                                     -----------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         291,417
         -----------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions) n/a
                            ----------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)  4.4%
                                                           ---------------------

(12)     Type of Reporting Person (See Instructions)   CO
                                                       -------------------------

CUSIP No. 09057C106                                                 Page 3 of 5


ITEM 1(a). NAME OF ISSUER:

   Bio-Plexus, Inc.
- --------------------------------------------------------------------------------

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

   384 Q MERROW ROAD, TOLLAND, CONNECTICUT 06084.
- --------------------------------------------------------------------------------

ITEM 2(a). NAME OF PERSON FILING:

   Connecticut Innovations, Incorporated
- --------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

   40 Cold Spring Road, Rocky Hill, Connecticut 06084
- --------------------------------------------------------------------------------

ITEM 2(c). CITIZENSHIP:

         a Connecticut corporation
- --------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Common Stock
- --------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

         09057C106
- --------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ]    Broker or dealer registered under Section 15 of the Act,

       (b) [ ]    Bank as defined in Section 3(a)(6) of the Act,

       (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the Act,

       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

       (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

       (g) [ ]    Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see Item 7,

       (h) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 09057C106                                                 Page 4 of 5


ITEM 4. OWNERSHIP.

       (a) Amount beneficially owned:

                    291,417 shares
           -------------------------------------------------------------------

       (b) Percent of Class:

                    4.4%
           -------------------------------------------------------------------

       (c) Number of shares to which such person has:

       (i)    Sole power to vote or to direct the vote        291,417
                                                        ----------------------

       (ii)   Shared power to vote or to direct the vote      n/a
                                                         ---------------------

       (iii)  Sole power to dispose or to direct the disposition of 291,417
                                                                    ----------

       (iv)   Shared power to dispose or to direct the disposition of n/a
                                                                      --------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         n/a
- --------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         n/a
- --------------------------------------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         n/a
- --------------------------------------------------------------------------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         n/a
- --------------------------------------------------------------------------------

CUSIP No. 09057C106                                                 Page 5 of 5


ITEM 10.  CERTIFICATION.

         n/a
- --------------------------------------------------------------------------------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                  CONNECTICUT INNOVATIONS, INCORPORATED


Dated: May 8, 1996           By:  /s/ Victor R. Budnick
                                -----------------------
                                      Victor R. Budnick,
                                      President & Executive Director